Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

Up to 1,200,000 SHARES OF COMMON STOCK

of

The Female Health Company

at

$2.27 NET PER SHARE

by

Red Oak Fund, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON APRIL 30, 2007, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS SUBJECT TO THE CONDITIONS DESCRIBED IN SECTION 12, “CONDITIONS TO THE OFFER” OF THIS OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR ON A MINIMUM NUMBER OF SHARES BEING TENDERED.

IMPORTANT

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

Any stockholder desiring to tender all or any portion of that stockholder’s Shares should either (1) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions to the Letter of Transmittal, have that stockholder’s signature thereon guaranteed if instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, or facsimile, or, in the case of a book-entry transfer effected by the procedures set forth in Section 3 of this Offer to Purchase, “Procedures for Tendering Shares,” an agent’s message (as defined therein), and any other required documents to the depositary and either deliver the certificates for those Shares to the depositary along with the Letter of Transmittal, or facsimile, or deliver those Shares in accordance with the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, “Procedures for Tendering Shares,” or (2) request that stockholder’s bank, broker, dealer, trust company or other nominee effect the transaction for that stockholder. A stockholder having Shares registered in the name of a bank, broker, dealer, trust company or other nominee must contact that person if that stockholder desires to tender those Shares.

If a stockholder desires to tender Shares and that stockholder’s certificates for Common Stock are not immediately available, the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the depositary prior to the Expiration Date (as defined herein), that stockholder’s tender may be effected by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase, “Procedures for Tendering Shares.”

Questions, requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be directed to Red Oak Capital Partners, LLC at its address and telephone number set forth on the back cover of this Offer to Purchase.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the offer.

March 30, 2007

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
INTRODUCTION		5
THE TENDER OFFER		7
1.	TERMS OF THE OFFER; PRORATION; EXPIRATION DATE	7
2.	ACCEPTANCE FOR PAYMENT AND PAYMENT	9
3.	PROCEDURES FOR TENDERING SHARES	10
4.	WITHDRAWAL RIGHTS	14
5.	MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	14
6.	PRICE RANGE OF THE SHARES	15
7.	INFORMATION CONCERNING FHCO	16
8.	INFORMATION CONCERNING RED OAK	16
9.	BACKGROUND TO THE OFFER; CONTACTS WITH FHCO	18
10.	PURPOSE OF THE OFFER; PLANS FOR FHCO AFTER THE OFFER	19
11.	SOURCES AND AMOUNT OF FUNDS	20
12.	CONDITIONS TO THE OFFER	20
13.	EFFECTS OF THE OFFER ON THE MARKET FOR SHARES	21
14.	LEGAL MATTERS AND REGULATORY APPROVALS	21
15.	FEES AND EXPENSES	22
16.	DIVIDENDS AND DISTRIBUTIONS	23
17.	MISCELLANEOUS	23

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Unless the context otherwise requires, all references in this Offer to Purchase to “Red Oak,” “the Purchaser”, “us,” “we,” and “our” are to Red Oak Fund L.P., a Delaware limited partnership.   All references to “FHCO” are to The Female Health Company. All references to “Sections” are sections to this Offer to Purchase unless otherwise noted.

SUMMARY TERM SHEET

This summary term sheet is a brief summary of the material provisions of this Offer to Purchase 1,200,000 shares of common stock of The Female Health Company, par value $0.01 per share (the “Shares”), being made by Red Oak Fund, L.P. a Delaware limited partnership (“Red Oak”), and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase. The following are some of the questions you, as a stockholder of FHCO, may have about us and the offer and answers to those questions. You are encouraged to read carefully this entire Offer to Purchase, the Letter of Transmittal and other related documents delivered to you prior to making any decision regarding whether to tender your Shares.

Who is offering to buy my securities?

•

The Purchaser is Red Oak Fund, L.P., which is managed by Red Oak Capital Partners, LLC. The Purchaser is a private investment entity formed for the purpose of investing in primarily publicly traded equity securities of small capitalization companies. See Section 8, “Information Concerning Red Oak.”

How many Shares are sought in the offer?

•

Subject to certain conditions, we are offering to purchase up to 1,200,000 Shares. If more than 1,200,000 Shares are validly tendered and not properly withdrawn, we will purchase 1,200,000 Shares on a pro rata basis (subject to adjustments for fractional shares). See Section 1, “Terms of the Offer; Proration; Expiration Date.”

What percentage of the Shares do you currently own and how much will you own if the offer is completed?

•

We currently beneficially own 495,163 Shares, representing approximately 2.0% of FHCO’s issued and outstanding Shares (based on 24,513,149 Shares issued and outstanding as of February 12, 2007). Following consummation of the Offer, we will beneficially own up to approximately 6.9% of FHCO’s issued and outstanding Shares, depending on the number of Shares tendered. See Section 8, “Information Concerning Red Oak”; and Section 10, “Purpose of the Offer; Plans for FHCO after the Offer.”

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

•

We are offering to pay $2.27 per Share, net to you (subject to withholding taxes, as applicable), in cash, without interest. This represents a premium of $0.15 per Share, or approximately 7.0%, over the closing sales price of the Shares as reported on the Over the Counter Bulletin Board on March 28, 2007. This also represents a premium of approximately 11.7% to the average price at which FHCO was trading on the over-the-counter bulletin board market in the thirty day period preceding the announcement of our offer and a premium of approximately 38.9% to the average trading price for the six month period preceding such announcement. If you are the record owner of your Shares and you tender your Shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See “Introduction”; Section 1, “Terms of the Offer; Proration; Expiration Date”; Section 2, “Acceptance for Payment and Payment”; and Section 5, “Material U.S. Federal Income Tax Considerations.”

Why are you making the offer?

•

We are making our offer because we believe that the Shares represent an attractive investment at this price. A tender offer represents a more expeditious manner for us to acquire Shares given the lack of liquidity in the trading market for the Shares. We are supportive of FHCO and its management and do not have plans to nominate any persons to serve as directors of FHCO, propose any extraordinary corporate transactions or make other proposals related to FHCO’s corporate governance. See Section 9, “Background to the Offer; Contacts with FHCO”; and Section 10 “Purpose of the Offer; Plans for FHCO after the Offer.”

Do you have the financial resources to pay the purchase price in the offer?

•

Yes. The purchase of the Shares in the offer will be financed by our own internal resources, and we do not need the consent or approval of any investor or other third party to use our cash on hand to pay the purchase price for the Shares. The offer is not subject to the receipt of financing. See Section 11, “Sources and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the offer?

•

We do not think our financial condition is relevant to your decision as to whether to tender your Shares into the offer based on the following: (a) the consideration offered consists solely of cash; (b) the offer is not subject to any financing condition; and (c) the offer is for up to 1,200,000 Shares, which represents approximately 4.9% of the total outstanding Shares. See Section 11, “Sources and Amount of Funds.”

What are the conditions to the offer?

•

The offer is subject to customary conditions such as absence of a suspension in trading or a material change at FHCO. See Section 12, “Conditions to the Offer,” which sets forth in full the conditions to the offer. The offer is not conditioned on the availability of financing.

What will happen if the conditions to the offer are not satisfied?

•

If any of the conditions are not satisfied, we may elect not to purchase any Shares tendered in the offer, or we may waive such conditions. See Section 1, “Terms of the Offer; Proration; Expiration Date”; and Section 12, “Conditions to the Offer”.

How long do I have to decide whether to tender in the offer?

•

You may tender your Shares until 5:00 p.m., New York time, on April 30, 2007 (as may be extended by us). See “Introduction”; Section 1, “Terms of the Offer; Proration; Expiration Date”; and Section 3, “Procedures for Tendering Shares.”

How do I tender my Shares?

•

To tender Shares, you must deliver various documents to Computershare Trust Company, N.A., the depositary for the offer, prior to the expiration of the offer. These documents include the certificates representing your Shares and a completed Letter of Transmittal. If your Shares are held through a bank, broker, dealer, trust company or other nominee, the Shares can be tendered only by that bank, broker, dealer, trust company or other nominee. If you cannot deliver a required item to the depositary by the expiration of the offer, you may get a little extra time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or another eligible institution guarantee that the depositary will receive the missing items within a period of three Nasdaq trading days. The depositary must receive the missing items within that period for the tender to be valid. See Section 3, “Procedures for Tendering Shares.”

When can I withdraw the Shares I tendered in the offer?

•

You may withdraw any previously tendered Shares at any time prior to the expiration date of the offer. In addition, tendered Shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the Shares have not yet been accepted for payment by us. To withdraw Shares, you must deliver a written notice of withdrawal with the required information to the depositary while you still have the right to withdraw the Shares. If you have tendered your Shares by giving

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instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See Section 4, “Withdrawal Rights.”

Will all of the Shares I tender be accepted by the Purchaser?

•

We are offering to purchase up to 1,200,000 Shares. If the number of Shares validly tendered and not properly withdrawn, on or prior to the Expiration Date, does not exceed 1,200,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the offer. However, if more than 1,200,000 Shares are tendered and not withdrawn, we will accept for payment and pay for 1,200,000 Shares tendered pro rata according to the number of Shares tendered, adjusting by rounding down to the nearest whole number of Shares tendered by each stockholder to avoid purchases of fractional Shares, as appropriate. See Section 1, “Terms of the Offer; Proration; Expiration Date”; and Section 2, “Acceptance for Payment and Payment.”

Can the offer be extended and under what circumstances?

•	We have the right, in our sole discretion, to extend the expiration date, subject to applicable law. See Section 1, “Terms of the Offer; Proration; Expiration Date.”

How will I be notified if the offer is extended?

•

If we decide to extend the expiration date, we will inform the depositary of that fact. We will also publicly announce the new expiration date in accordance with applicable law, and in any event issue a press release to this effect no later than 9:00 a.m., New York time, on the first business day following the day on which we decide to extend the expiration date. See Section 1, “Terms of the Offer; Proration; Expiration Date.”

Will the offer affect the availability of stock quotes for the Shares?

•

The shares are currently traded in the Nasdaq Over-the-Counter Bulletin Board market and listing in this market depends on whether a market maker applies to Nasdaq to quote the Shares. Red Oak cannot predict whether the offer will affect the willingness of market makers to quote the Shares in the Over-the-Counter Bulletin Board market.

If the offer is consummated, will FHCO continue as a public company?

•

Based on FHCO’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006, as of December 15, 2006, there were 449 holders of record of FHCO Shares. We cannot predict whether any reduction in the number of stockholders that may occur if the offer is consummated would cause FHCO to be out of compliance with the registration requirements of the Securities Exchange Act of 1934. See Section 13, “Effects of the Offer on the Market for Shares.”

Do I have appraisal or dissenter’s rights?

•	There are no appraisal or dissenter’s rights available in connection with the offer.

Has FHCO or its Board of Directors adopted a position on the offer?

•

Under applicable law, no later than 10 business days from the date of this Offer to Purchase, FHCO is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer. See “Introduction.”

What are the tax consequences of the offer?

•

The receipt of cash for Shares accepted for payment by us from tendering stockholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes. You are encouraged to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 5, “Material U.S. Federal Income Tax Considerations.”

What is the market value of my Shares as of a recent date?

•	On March 28, 2007, the last full trading day before we first announced the offer, the closing price per Share as reported on the Over the Counter Bulletin Board was $2.12. You should obtain a recent

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quotation for your Shares prior to deciding whether or not to tender your Shares. See Section 6, “Price Range of the Shares.”

With whom may I talk if I have questions about the offer?

•	You can call Red Oak Capital Partners at (212) 614-8952 during normal business hours. See the back cover of this Offer to Purchase.

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To the Holders of Common Stock of The Female Health Company.

INTRODUCTION

Red Oak Fund, L.P. (“Red Oak” and also referred to as “we,” “our” or “us”), a Delaware limited partnership controlled by Red Oak Capital Management, LLC, a Delaware limited liability company, hereby offers to purchase 1,200,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of The Female Health Company, a Wisconsin corporation (“FHCO”), (the “Shares”) at a price of $2.27 per Share, net to you (subject to withholding taxes, as applicable), in cash, without interest and subject to the terms and conditions set forth in this Offer to Purchase, the Letter of Transmittal and the other related documents delivered to you (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

The Offer will expire at 5:00 p.m., New York time, on April 30, 2007 (the “Expiration Date”) unless we decide to extend the Offer.

Certain conditions to the consummation of the Offer are described in Section 12, “Conditions to the Offer.”  We reserve the right (subject to applicable law and the rules of the Securities and Exchange Commission, or the “SEC”) to amend or waive any one or more of the terms of, and conditions to, the Offer. However, if any of these conditions are not satisfied, we may elect not to purchase any Shares tendered in the Offer. The Offer is not conditioned on our obtaining financing.

If you are a record owner of Shares and tender directly to Computershare Trust Company, N.A. (the “Depositary”), you will generally not be obligated to pay brokerage, service fees or commissions or, except as set forth in the Letter of Transmittal, share transfer taxes with respect to our purchase of Shares in the Offer. If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Under certain circumstances, you may be subject to U.S. federal backup withholding of 28.0% of the gross proceeds payable to you pursuant to the Offer, depending on your personal situation. See Section 5, “Material U.S. Federal Income Tax Considerations” for a more detailed description of the material U.S. federal income tax considerations applicable to FHCO’s stockholders in connection with the Offer. You are encouraged to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation.

We will pay the fees and expenses of the Depositary in connection with the Offer. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payments to tendering stockholders whose Shares are accepted for payment. We will also pay any expenses of Red Oak Capital Partners, LLC associated with answering questions and providing information concerning the Offer.

The Offer has not been reviewed by the Board of Directors or management of FHCO. No later than 10 U.S. business days from the date of this Offer to Purchase, FHCO is required by law to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer.

THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF, OR ACTION BY WRITTEN CONSENT BY, FHCO’S STOCKHOLDERS.

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According to the proxy statement filed by FHCO on February 20, 2007, there were 24,513,149 Shares issued and outstanding as of February 12, 2007.

THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated herein by reference include certain “forward-looking statements.” These forward-looking statements generally are identified by the words “believes,” “project,” “expects,” “anticipates,” “estimates,” “intends,” “strategy,” “plan,” “may,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements.

In addition, please refer to FHCO’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006 under the caption “Risk Factors”, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact FHCO and its business. See Section 7, “Information Concerning FHCO.” Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

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THE TENDER OFFER

YOU SHOULD READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

SECTION 1.	TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

Upon the terms of, and subject to the conditions to, the Offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for up to 1,200,000 Shares that are validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4, “Withdrawal Rights.” The term “Expiration Date” means 5:00 p.m., New York time, on April 30, 2007, unless and until we extend the period of time during that the Offer is open, in which case the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

If more than 1,200,000 Shares are validly tendered and not properly withdrawn prior to the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, purchase 1,200,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered by the Expiration Date and not withdrawn (the “proration period”). In these circumstances, we will prorate based on a fraction, which will be calculated by dividing (x) 1,200,000 Shares, the maximum number of Shares that we are offering to purchase, by (y) the aggregate number of Shares validly tendered in the Offer and not properly withdrawn prior to the Expiration Date. This fraction will then be multiplied by the aggregate number of Shares that have been tendered and not withdrawn to determine the resulting number of Shares that will be accepted from each tendering stockholder. However, no fractional Shares will be purchased by us in the Offer, and, accordingly, fractional Shares will be rounded down to the nearest whole number of Shares.

If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, we may not be able to announce the final results of proration or pay for any Shares until five Nasdaq trading days after the Expiration Date and proration period. However, we will pay for validly tendered Shares as promptly as possible once the number of shares accepted from each holder is determined. We expect to be able to pay for all accepted shares held in “street name” which are delivered to us by book entry transfer within eight business days. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Shares may obtain such preliminary information from Red Oak Capital Partners, LLC at its telephone number on the back cover of this Offer to Purchase. All Shares not accepted for payment due to an oversubscription will be returned promptly to the stockholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, in each case, in accordance with the procedures described in Section 2, “Acceptance for Payment and Payment.”

We reserve the right to increase or decrease the number of Shares we are seeking in the Offer, subject to applicable laws and regulations described below.

Subject to the terms of the applicable rules and regulations of the Securities and Exchange Commission (“SEC”), we reserve the right, but will not be obligated at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 12, “Conditions to the Offer,” shall have occurred, to:

•

extend the Offer beyond the then scheduled expiration date, and thereby delay acceptance for payment of and payment for any Shares, by giving oral or written notice of that extension to the Depositary; and

•	amend the Offer in any other respect by giving oral or written notice of that amendment to the Depositary.

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If by 5:00 p.m., New York time, on April 30, 2007 (or any date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, we reserve the right (but will not be obligated to), subject to applicable laws and regulations of the SEC, to:

•	except as set forth above, extend the Offer, and, subject to applicable withdrawal rights, retain all tendered Shares during the period for which the Offer is open or extended;
•	waive any conditions to the tender and, subject to proration, accept for payment on the Expiration Date and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date;
•	terminate the Offer and not accept for payment or pay for any Shares, in which case all tendered Shares shall promptly be returned to tendering stockholders; and
•	amend the Offer in any other respect by giving oral or written notice of that amendment to the Depositary.

Any extension, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that the announcement be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 14d-4(d) and 14d-6(c)) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), we currently intend to make announcements regarding the Offer by distributing a press release to PR Newswire.

If we extend the Offer, we are delayed in accepting for payment or paying for Shares, or we are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered. Such tendered Shares may not be withdrawn except as provided in Section 4, “Withdrawal Rights.” Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

We do not intend to provide for a subsequent offering period.

Under no circumstances will we pay interest on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

If we make a material change in the terms of the Offer (as may be permitted under applicable law) or in the information concerning the Offer or if we waive a material condition of the Offer, we will extend the Offer to the extent required by rules of the SEC. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. If, before the Expiration Date, we decide to increase the consideration being offered, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. If, at the time that the notice of any increase in the offered consideration is first published, sent or given, the then scheduled Expiration Date is scheduled to be completed at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, the then scheduled Expiration Date will be extended until the expiration of at least ten business days after that notice. For purposes of this paragraph, a “business day” shall mean a business day as defined in Rule 14d-1(g)(3) under the Exchange Act. If, however, we increase the number of Shares we are seeking under the Offer by not more than two percent of the outstanding Shares, then pursuant to Rule 14e-1(b) under the Exchange Act, we would not be required to extend the Expiration Date of the Offer.

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FHCO agreed to provide us with a list of its stockholders and security position listings. This Offer to Purchase, the Letter of Transmittal and the other related documents to be furnished will be mailed to the record holders of Shares whose names appeared on FHCO’s stockholder list. They will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

SECTION 2.	ACCEPTANCE FOR PAYMENT AND PAYMENT.

General. Promptly following the Expiration Date and upon the terms of, and subject to the conditions to, the Offer (including, if the Expiration Date is extended or the Offer is otherwise amended, the terms of, and conditions to, any such extension or amendment), we will accept for payment and, subject to any applicable withholding tax duties, pay for up to 1,200,000 Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4, “Withdrawal Rights.”  We will decide, in our reasonable discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding. See Section 1, “Terms of the Offer; Proration; Expiration Date”; and Section 12, “Conditions to the Offer.”

In all cases, we will pay for Shares we have accepted for payment under the Offer only after timely receipt by the Depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those Shares;

•	a Letter of Transmittal, or a facsimile thereof, properly completed and executed with any required signatures thereon or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents the Letter of Transmittal requires.

Accordingly, tendering stockholders may be paid at different times depending on when certificates for Shares or book-entry confirmations respecting Shares are actually received by the Depositary.

For purposes of the Offer, we will be deemed to have purchased Shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositary of our acceptance for payment of Shares pursuant to the Offer. On the terms of and subject to the conditions to the Offer, we will pay for Shares we have accepted for payment under the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose Shares we have accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, our obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for Shares. However, we will effect any such delays in compliance with Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. In such a case, the Depositary may retain tendered Shares on our behalf and those Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, the withdrawal rights described in Section 4, “Withdrawal Rights.”

Under no circumstances will interest be paid on the purchase price to be paid, regardless of any extension of the Offer or any delay in making payment.

If, pursuant to the terms of, and conditions to, the Offer, we do not accept tendered Shares for payment for any reason or if certificates are submitted representing more Shares than are tendered (including by reason of proration), certificates evidencing unpurchased Shares will be returned to the

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tendering stockholder (or, in the case of Shares tendered by book-entry transfer pursuant to the procedures set forth in Section 3, “Procedures for Tendering Shares,” the Shares will be credited to the relevant account), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, we increase the consideration per share offered to any stockholders pursuant to the Offer, the increased consideration per share will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the increase in consideration.

Form of Payment. All stockholders tendering their Shares to the Depositary will be paid solely in U.S. dollars.

Withholding Tax. Please note that under the “Backup Withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold 28.0% of the gross proceeds payable to a tendering stockholder or other payee pursuant to the Offer. See Section 3, “Procedures for Tendering Shares”; and Section 5, “Material U.S. Federal Income Tax Considerations.”

SECTION 3.	PROCEDURES FOR TENDERING SHARES.

Valid Tender. For a stockholder to validly tender Shares under the Offer (i) the Depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Date of the Offer:

•

a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other required documents; and

•

either certificates representing the tendered Shares or, in the case of tendered Shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below); or

(ii) the tendering stockholder must, before the Expiration Date of the Offer, comply with the guaranteed delivery procedures we describe below.

The term “agent’s message” means a message, transmitted by the Depository Trust Company, or DTC, to, and received by, the Depositary and forming part of the book-entry confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the Shares that are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against that participant.

If certificates evidencing tendered Shares are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

The method of delivery of share certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures. However, although delivery of Shares may be effected through book-entry transfer into the

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Depositary’s account at DTC, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below for a valid tender of Shares by book-entry. Delivery of the documents to DTC or any other party does not constitute delivery to the Depositary.

Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where Shares are tendered:

•	by a registered holder of Shares who has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	for the account of an eligible guarantor institution.

If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares under the Offer and your certificates for Shares are not immediately available, the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and executed notice of guaranteed delivery, substantially in the form we provide, is received by the Depositary, as provided below, prior to the Expiration Date; and

•

the Depositary receives, at one of the addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that notice of guaranteed delivery, either:

-

the certificates representing the Shares being tendered together with (1) a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon, and (2) all other required documents; or

-

in the case of any book-entry transfer of the Shares being tendered which is effected in accordance with the book-entry transfer procedures we describe above under “—Book-Entry Transfer” within the same three-trading day period (1) either a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, (2) a book-entry confirmation relating to that transfer, and (3) all other required documents.

For these purposes, a “trading day” is any day on which the Nasdaq is open for business.

A notice of guaranteed delivery must be delivered to the Depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery that is to be delivered to the Depositary.

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Condition to Payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the certificates evidencing Shares, or a timely Book-Entry Confirmation for the delivery of Shares, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal.

Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an agent’s message), you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares you tendered and with respect to any Shares, securities and rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. These powers of attorney and proxies will be considered coupled with an interest in the tendered Shares and additional securities attributable thereto. The appointment will be effective if, as and when, and only to the extent that, we accept your Shares for payment. Upon our acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Shares (and your other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed effective). Our designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of FHCO’s stockholders or any adjournment or postponement of that meeting, by written consent in lieu of any meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for the Shares, we must be able to exercise full voting, consent and other rights with respect to the Shares and any additional securities attributable thereto, including voting at any meeting of FHCO’s stockholders with a record date prior to the consummation of the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of FHCO stockholders.

Tendering Stockholder’s Representation and Warranty; Purchaser’s Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” in (a) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or

12

irregularities are waived in the case of other stockholders. A tender of Shares will not have been made until all defects and irregularities have been cured or waived. None of us or any of our affiliates or assigns, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in tenders or notices of objection or incur any liability for failure to give any notification. Our interpretation of the terms of, and conditions to, the Offer (including the Letter of Transmittal, the Notice of Guaranteed Delivery, and the instructions thereto) will be final and binding. By tendering Shares to us you agree to accept all decisions we make concerning these matters and wave any right you might otherwise have to challenge those decisions.

If you tender your Shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the Offer, as well as your representation and warranty to us that:

•

you have the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all Shares, other securities or distributions issued or issuable in respect of your Shares); and

•

when we accept your Shares for payment, we will acquire good and marketable title to your Shares, free and clear of all liens, restrictions, claims and encumbrances and not subject to any adverse claims or rights.

Our acceptance of your Shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the Offer.

In this Offer to Purchase, and in the Letter of Transmittal, we have included certain statements that our determinations with respect to such matters as the validity of tenders, the validity of purported withdrawal of Shares and the satisfaction of conditions to the Offer will be valid and binding. These statements, and any related statements that a holder tendering Shares waives any right to challenge our decisions, are not intended and should not be construed as meaning that any rights under federal or state securities laws have been waived or that our decisions are not subject to applicable law. These statements are included because it is necessary for us, in order to determine if proration is needed and, if so, which Shares will be accepted and which will be returned, to make decisions which are deemed final with respect to the validity of tenders. Without such an ability to make decisions, we cannot accurately determine the number of Shares tendered and make decisions about such matters as proration and return of Shares.

Backup Withholding. In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, a U.S. stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 28%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain stockholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. Non-U.S. stockholders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate Form W-8 (instead of a Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

Lost Certificates. If the share certificates that a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify FHCO’s transfer agent, Computershare Investor Services at 1-888-294-8217. The transfer agent will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

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SECTION 4.	WITHDRAWAL RIGHTS.

Except as this Section 4 otherwise provides, tenders of Shares are irrevocable.

You may withdraw previously tendered Shares at any time prior to the Expiration Date. In addition, under U.S. law, tendered Shares may be withdrawn at any time after 60 days from the date of this Offer to Purchase if the Shares have not yet been accepted for payment by us. If we extend the Offer, delay our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer but subject to applicable law, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. However, our ability to delay the payment for Shares that we have accepted for payment is limited by applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder’s offer. Any delay will be by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Shares have been tendered for the account of an eligible guarantor institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, “Procedures for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures.

Withdrawals of tendered Shares may not be rescinded. If you have properly withdrawn your Shares, they will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3, “Procedures for Tendering Shares.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination will be final and binding on all parties. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any notices of withdrawal of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. None of us or our affiliates or assigns, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SECTION 5.	MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS.

The following is a discussion of the United States federal income tax consequences to holders of Shares whose Shares are sold pursuant to the Offer. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular holders of Shares in light of their specific investment or tax circumstances. The tax consequences to any particular stockholder may differ depending on that stockholder’s own circumstances and tax position. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and

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administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Shares as “capital assets” within the meaning of section 1221 of the Code, and does not apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, non-U.S. persons, insurance companies, tax-exempt organizations, banks and other financial institutions, brokers or dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or persons who hold their Shares as a part of a straddle, hedge, conversion, or other integrated investment or constructive sale transaction. The tax consequences of the Offer to holders who hold their Shares through a partnership or other pass-through entity generally will depend upon such holder’s status for United States federal income tax purposes and the activities of the partnership.

Each holder is encouraged to consult such holder’s tax advisor regarding the specific United States federal, state, local and foreign income and other tax consequences of the Offer in light of such holder’s specific tax situation.

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a holder who receives cash in exchange for Shares pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of disposition. However, such gain or loss will generally be short-term capital gain or loss if such Shares have been held for one year or less at the time of disposition. In the case of a tendering individual stockholder, long-term capital gains will generally be eligible for reduced rates of taxation. Unlike long-term capital gains, short-term capital gains of individuals are generally taxable at the same rates as ordinary income. The deductibility of capital losses is subject to limitations.

A stockholder (other than certain exempt stockholders including, among others, corporations) that receives cash for Shares pursuant to the Offer generally will be subject to backup withholding at a rate equal to the fourth lowest rate applicable to ordinary income of unmarried individuals (under current law, the backup withholding rate is 28%) unless the stockholder provides its TIN, certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN), certifies that it is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. If the holder is an individual, the TIN is his or her social security number. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See “Backup Withholding” under Section 3, “Procedures for Tendering Shares.” Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

SECTION 6.	PRICE RANGE OF THE SHARES.

According to FHCO’s Annual Report on Form 10-KSB for the year ended September 30, 2006, the Shares are and traded in the over-the-counter market under the symbol “FHCO.OB.”

The following table sets forth, for each of the fiscal quarters indicated, the high and low closing sale price per share as reported on the OTC Bulletin Board.

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Quarter	OTC Bulletin Board
	High	Low
2005
First Quarter	$ 2.13	$ 1.50
Second Quarter	$ 2.10	$ 1.66
Third Quarter	$ 1.95	$ 1.45
Fourth Quarter	$ 1.86	$ 1.37

2006
First Quarter	$ 1.80	$ 1.32
Second Quarter	$ 1.78	$ 1.50
Third Quarter	$ 1.63	$ 1.25
Fourth Quarter	$ 1.65	$ 1.19
2007
First Quarter (through March 28, 2007)	$ 2.30	$ 1.46

On March 28, 2007, the last trading day before we first announced the Offer, the closing price as so reported was $2.12.

You are encouraged to obtain a current market quotation for the Shares.

SECTION 7.	INFORMATION CONCERNING FHCO.

Except as otherwise set forth in this Offer to Purchase, the information concerning FHCO contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to these documents and records. We assume no responsibility for the accuracy or completeness of the information contained in such documents or records or for any failure by FHCO to disclose events that may have occurred and may affect the significance or accuracy of any such information.

General. FHCO is a Wisconsin Corporation. Its principal executive offices are located at 515 North State Street, Chicago, Illinois 60610 and its telephone number at that address is (312) 595-9123.

Available Information. FHCO is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. FHCO must disclose in its proxy statements distributed to FHCO’s stockholders and filed with the SEC information as of particular dates concerning its directors and officers, their remuneration, stock options and other matters, the principal holders of its securities and any material interest of those persons in transactions with FHCO. That information is available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. You can obtain copies of that information by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with it. You can find those reports, proxy statements and other information on the SEC’s web site, http://www.sec.gov.

SECTION 8.	INFORMATION CONCERNING RED OAK.

General. We, the offeror, Red Oak Fund, L.P., are a Delaware limited partnership controlled by our general partner, Red Oak Capital Partners, LLC, which is a Delaware limited liability company. We are a private investment entity formed for the purpose of investing in primarily publicly traded equity securities of small capitalization companies.

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David Sandberg is the managing member and sole equity holder of Red Oak Capital Partners. Mr. Sandberg formed Red Oak Capital Partners in 2003. The Red Oak Fund is formed for the purpose of investing in primarily publicly traded equity securities of small capitalization companies. Previously, Mr. Sandberg worked at Whitney & Co., LLC, New York, New York, where he co-ran the Green-River Fund. Mr. Sandberg is a U.S. citizen.

The business address and telephone number of each of Red Oak Fund L.P., Red Oak Capital Partners, LLC and Mr. Sandberg is: 145 Fourth Avenue, Suite 15A, New York, NY 10003, (212) 614-8952.

Beneficial Ownership of Shares. As of February 12, 2007, there were 24,513,149 of FHCO’s Shares issued and outstanding. The 1,200,000 Shares we are offering to purchase in the Offer represent approximately 4.9% of the Shares issued and outstanding as of such date.

The following table identifies the aggregate number and percentage (based on 24,513,149 issued and outstanding Shares of FHCO as of February 12, 2007) of the Shares beneficially owned, as of the date of this Offer to Purchase, by us and certain individuals or entities who are associated with us and known by us to be the beneficial owner of Shares:

Name	Number of Shares Beneficially Owned	Percent of Shares (Issued and Outstanding) (1)
Red Oak Fund, L.P.	495,163	2.0
Red Oak Capital Partners, LLC	(2)
David Sandberg	(3)

(1)	Based on 24,513,149 Shares issued and outstanding as of February 12, 2007, as disclosed by FHCO in proxy statement dated February 20, 2007.
(2)

Because Red Oak Capital Partners, LLC has sole investment and voting power over 495,163 Shares owned of record by Red Oak Fund, L.P., Red Oak Capital Partners, LLC may be deemed to have beneficial ownership of these Shares.

(3)

Because Red Oak Capital Partners, LLC has sole voting and investment power over Red Oak Fund’s security holdings and Mr. Sandberg, in his role as the sole manager of Red Oak Capital Partners, LLC, controls its voting and investment decisions, each of Red Oak Fund L.P., Red Oak Capital Partners, LLC, and Mr. Sandberg may be deemed to have beneficial ownership of the 495,163 Shares owned of record by Red Oak Fund, L.P.

Purchases of Shares. There have been the following purchases of Shares by Red Oak Fund, L.P., Red Oak Capital Partners, LLC or Mr. Sandberg during the past 60 days.

Date	Shares Purchased	Price Per Share
January 30, 2007	80,250	2.0230
January 31, 2007	30,000	2.0155
February 6, 2007	97,700	2.0000
February 7, 2007	2,400	2.1484
February 8, 2007	23,000	2.1031
February 14, 2007	4,500	2.1072
February 16, 2007	2,500	1.9010
February 20, 2007	29,300	1.9859
February 22, 2007	100,000	1.9700
February 22, 2007	1,481	1.9551

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Additional Information. Except as set forth in this Offer to Purchase, neither Purchaser nor, to the knowledge of Purchaser, Red Oak Capital Partners, LLC or Mr. Sandberg, has had any business relationship or transaction with FHCO or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contracts between Purchaser and its affiliates, on the one hand, and FHCO or its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Purchaser, Red Oak Capital Partners, LLC or Mr. Sandberg has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Purchaser, Red Oak Capital Partners, LLC or Mr. Sandberg has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. There are no present or proposed material agreements, arrangements, understandings or relationships between Purchaser, Red Oak Capital Partners, LLC or Mr. Sandberg or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and FHCO or any of its affiliates, executive officers, directors, controlling persons or subsidiaries, on the other hand.

Available Information. We have filed with the SEC a Schedule TO, which includes this Offer to Purchase as an exhibit thereto and contains additional information concerning the Offer. We are not subject to the informational filing requirements of the Exchange Act.

SECTION 9.	BACKGROUND TO THE OFFER; CONTACTS WITH FHCO.

We began investing in FHCO in December 2006 and have from time to time increased our investments since then.

We acquired shares of FHCO because we believed they were an attractive investment at the prices available. We contacted the FHCO management and advised them we supported the Company, felt it was well managed, and supported company policies, and wished to become a more significant investor but had not found shares available in the over-the-counter market. From time to time FHCO’s management attempted to help us identify shares that might be available for purchase but we were not able to acquire a significant number of shares in market transactions. In February 2007 we advised FHCO’s management that we remained interested in acquiring additional FHCO shares and were considering a partial tender offer which would result in our owning a larger, but non-controlling, position in FHCO. We informally requested access to the FHCO stockholder list and consent to request FHCO’s transfer agent to serve as Depositary. After such request, we held discussions concerning our desire to make a partial tender offer and negotiated a standstill agreement (the “Standstill Agreement”), which was executed as of March 28, 2007. The key provisions of the Standstill Agreement are:

•	Red Oak agrees not to acquire more than 15% of the FHCO voting shares until the earlier of one year from March 28, 2007 or nine months from the expiration of this Offer (the “Standstill Period”).
•

During the Standstill Period, Red Oak will not seek representation on the FHCO board of directors, or propose any merger, sale of assets, other business combination or other extraordinary corporate transaction with FHCO (including recapitalizations, dividends, share repurchases, and liquidations or other transactions which could result in a change of control) or encourage or solicit any other person to do so.

•	Red Oak agrees during the Standstill Period not to solicit any proxies or make any shareholder proposals to FHCO.
•

Red Oak agrees not to enter into any voting trust or voting agreement with other persons with respect to FHCO, or form a “group” with respect to FHCO which must be reported on Schedule 13D or otherwise seek to exercise control or influence over the management, board of directors or policies of FHCO, during the Standstill Period.

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•

Red Oak also agreed that during the Standstill Period and until the 2008 annual meeting of FHCO it would vote in accordance with the recommendations of the FHCO board of directors with respect to the election of directors and other matters, subject to certain exceptions described below.

•

FHCO agreed to grant Red Oak access to its shareholder list in order to permit the Offer to proceed and agreed to instruct its Transfer Agent that FHCO has no objection if FHCO’s Transfer Agent serves as Depositary with respect to his Offer.

•	Red Oak agreed not to engage in “short sales” of FHCO shares during the Standstill Period.

Red Oak’s agreements about actions during the Standstill Period are suspended if a third party files a Schedule 13D or otherwise makes a public announcement indicating that it has acquired beneficial ownership of 15% or more of the voting securities of FHCO which expresses an intention or possible intention to assume control of FHCO, or if a third party commences a tender offer seeking to acquire beneficial ownership of 15% or more of the voting power of FHCO, or if any third party commences a proxy solicitation intended to change a majority of the members of the board of directors of FHCO. Likewise, if FHCO signs any agreement providing for a change of control, the restrictions imposed on Red Oak by the Standstill Agreement will be suspended. In addition, the Agreement of Red Oak to vote in accordance with the recommendations of the board of directors of FHCO does not require Red Oak to vote in favor of any merger, sale of assets or similar transaction and does not require Red Oak to vote in favor of a compensation plan if Institutional Shareholder Services or a similar firm has recommended a “no” vote with respect to such plan. A copy of the Standstill Agreement has been filed with the Securities and Exchange Commission as an Exhibit to Red Oak’s Schedule TO.

SECTION 10.	PURPOSE OF THE OFFER; PLANS FOR FHCO AFTER THE OFFER.

Purpose of the Offer. We are making the Offer for investment purposes with a view towards making a profit. Our intent is to acquire Shares that we hope might ultimately increase in value. No independent party has been retained by the Purchaser to evaluate or render any opinion with respect to the fairness of the Offer price and no representation is made as to the fairness of the Offer price.

Red Oak Fund currently owns 495,163 shares, representing approximately 2.0% of the outstanding Shares. The Offer represents a more expeditious manner for us to acquire Shares given the limited liquidity in the trading market for the Shares. In addition, an Offer allows us to offer all of the stockholders an opportunity to sell all or part of their investment if they choose to do so at this time.

Plans for FHCO after the Offer; Certain Effects of the Offer

Red Oak is satisfied with FHCO’s management and policies. Depending on various factors, we may take such actions as we deem appropriate including, without limitation, engaging in discussions with management and the Board of Directors of FHCO, and communicating with other stockholders, but in all cases subject to the Standstill Agreement.

Except as described in this Offer to Purchase, we do not have any plans, proposals or negotiations that relate to or would result in: (1) an extraordinary corporate transaction, merger, reorganization or liquidation involving FHCO; (2) a purchase, sale or transfer of a material amount of the assets of FHCO or any of its subsidiaries; (3) any material change in the present dividend rate or policy or indebtedness or capitalization of FHCO; (4) any change in the present Board of Directors and management of FHCO (including any plan or proposal to change the number or term of directors or to change any material term of the employment contract of any executive officer); (5) any other material change in FHCO’s corporate structure or business; or (6) the Shares becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act. We recognize that if we obtain an ownership position greater than 10% in FHCO certain provisions of Wisconsin law, discussed below, may restrict our rights to engage in such transactions, and may reduce our voting rights if we acquire more than 20% of the voting shares of FHCO. We have not requested, and do not intend to request, that the FHCO Board of Directors use its discretion to render such provisions of Wisconsin law not applicable to us by approving purchases of more than 10% of the Shares.

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If the Offer is consummated, we may from time to time consider, although we have no current plans to do so, additional purchases of Shares of FHCO pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable law. Future purchases may be on the same terms or on terms that are more or less favorable to FHCO’s stockholders than the terms of the Offer. However, we would be limited in our ability to acquire 10% or more of the FHCO common stock because of the existence of the Wisconsin laws referred to above and described below in Section 14, “Legal Matters and Regulatory Approvals.”

In addition, following consummation of the Offer, we may also determine to dispose of the Shares, in whole or in part, at any time and from time to time, subject to applicable laws. We may also decide to change our intentions with respect to the purposes and plans described in this Section 10. Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of FHCO, the market for the Shares, the condition of the securities markets, general economic and industry conditions and other opportunities available to us, and the terms of the Standstill Agreement.

SECTION 11.	SOURCES AND AMOUNT OF FUNDS.

The Offer is not conditioned upon any financing arrangements, and we do not need the consent or approval of any investor or other third party to use our cash on hand to pay the purchase price for the Shares. We estimate that the total amount of funds that we will require to consummate the Offer, including fees and expenses, is approximately $2,775,000, assuming we purchase 1,200,000 Shares pursuant to the Offer. We possess all necessary funds to consummate the Offer from cash on hand.

SECTION 12.	CONDITIONS TO THE OFFER.

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) our rights to extend the Offer or otherwise amend the terms of the Offer at any time, we shall not be required to accept for payment and, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to either pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and terminate the Offer, if any of the following events shall occur:

(a)

any change (or condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of FHCO or any of its subsidiaries or affiliates that, does or may have a materially adverse effect on (x) the value of FHCO or any affiliates, (y) the value of the Shares, or (z) a material contractual right of FHCO or any of its affiliates, including, without limitation, any acceleration of any material amount of indebtedness of FHCO or any of its affiliates as a result of or in connection with the Offer;

(b)

there shall be threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, with (i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the acquisition by us of the Shares, or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares, (iii) seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the Shares, including, but not limited to, the right to vote the Shares purchased by us on all matter properly presented to the FHCO stockholders, or (iv) might result, in our reasonable judgment, in a materially adverse effect on (x) the value of FHCO or any

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of its affiliates, (y) the value of the Shares, or (z) a material contractual right of FHCO or any of its affiliates.

(c)

any statute, rule, regulation, judgment, decree, interpretation, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or FHCO or any of our or FHCO’s subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment, (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder, (ii) would or might prohibit, restrict or delay consummation of the Offer, (iii) might impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the Shares, including, but not limited to, the right to vote the Shares purchased by us on all matters properly presented to the FHCO stockholders, or (iv) might result in a materially adverse effect on (x) the value of FHCO or any of its affiliates, (y) the value of the Shares, or (z) a material contractual right of FHCO or any of its affiliates.

All the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition (including any action or inaction by FHCO) or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described in this Section 12 will be final and binding upon all parties.

SECTION 13.	EFFECTS OF THE OFFER ON THE MARKET FOR SHARES.

Market for the Shares. Our purchase of Shares pursuant to the Offer may reduce the number of holders of Shares. Our purchase of Shares in the Offer will also reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. This may result in lower share prices or reduced liquidity in the trading market for Shares in the future. We are unable to predict whether the consummation of the Offer will affect the willingness of market makers to quote the Shares on the OTC Bulletin Board.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of FHCO to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by FHCO to the stockholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of FHCO and persons holding “restricted securities” of FHCO may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). We cannot predict whether any reduction in the number of stockholders resulting from the consummation of the Offer would enable FHCO to no longer be subject to the registration requirements of the Exchange Act.

SECTION 14.	LEGAL MATTERS AND REGULATORY APPROVALS.

General. Except as described in this Section 14, based on a review of publicly available filings FHCO has made with the SEC and other publicly available information concerning FHCO, we are not aware of any license or regulatory permit that appears to be material to the business of FHCO that might be adversely affected by our acquisition of Shares as contemplated by the Offer or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by us as contemplated by the Offer. Should any approval or other action be required or desirable,

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we currently contemplate that we will seek or request FHCO to seek that approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions. Should any such approval or other action not be obtained or be obtainable only subject to substantial conditions, we could decline to accept for payment or pay for any Shares tendered. See Section 12, “Conditions to the Offer.”

State Takeover Statutes. FHCO is incorporated under the laws of the State of Wisconsin. In general, Section 180.1130 and following sections of the Wisconsin Statutes impose super-majority voting requirements for business combinations with a “significant shareholder” (generally a holder of 10% or more of the voting shares) and prohibit business combinations for three years after a person becomes an “interested stockholder” by acquiring 10% or more of a Wisconsin corporation’s voting shares, unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. These statutes also reduce the voting rights of a holder which acquires 20% or more of a corporation’s voting shares. If the Offer is consummated, we and our affiliates likely would not hold more than 10% of the outstanding Shares and thus would probably not be considered an interested stockholder, but such statutory restrictions might limit our interest in buying additional Shares.

A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or that have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

We do not believe that the antitakeover laws and regulations of these other states will by their terms apply to the Offer, and we have not attempted to comply with these other state antitakeover statutes or regulations. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, we may be required to file certain information with, or to receive approvals from, the relevant state authorities, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, we may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 12, “Conditions to the Offer.”

SECTION 15.	FEES AND EXPENSES.

We have retained Computershare Trust Company, N.A. to serve as our Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer and reimburse it for reasonable out-of-pocket expenses, and will indemnify it against specified liabilities and expenses in connection with its services, including specified liabilities under the federal securities laws.

Red Oak Capital Partners, LLC will be answering questions about the Offer and may contact holders of Shares by personal interview, mail, telephone, facsimile and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the materials relating to the Offer to beneficial holders. Red Oak Capital Partners, LLC will not be receiving compensation for its services as Information Agent but will be reimbursed for reasonable out-of-pocket expenses and may be indemnified against specified liabilities and expenses in connection with the Offer, including specified liabilities under the federal securities laws.

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Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the Offer to their customers.

SECTION 16.	DIVIDENDS AND DISTRIBUTIONS.

If, on or after March 29, 2007 (the date of the initial announcement of our intention to make the Offer), FHCO should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 12, “Conditions to the Offer,” we, in our sole discretion, may make such adjustments as we deem appropriate in the Offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

If after March 29, 2007, FHCO should declare or pay any cash dividend or other distribution on the Shares or issue, with respect to the Shares, any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to us or our nominees or transferees on the Company’s stock transfer records, then, subject to the provisions of Section 12, “Conditions to the Offer,” (i) the Offer price will be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. If the Offer price is reduced pursuant to the preceding sentence, and if, at the time that notice of any such reduction in the Offer price is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer price for the Shares or deduct therefrom the amount or value thereof, as we determine in our sole discretion.

SECTION 17.	MISCELLANEOUS.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. We are not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any state law prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, we will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction.

No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the related documents delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to the Offer. That schedule and any amendments thereto, including exhibits,

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should be available for inspection and copies should be obtainable in the manner set forth in Section 7, “Information Concerning FHCO.”

March 30, 2007

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Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of FHCO or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Overnight Courier:	By Mail:	By Facsimile Transmission:*
Computershare	Computershare	(781) 380-3388
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
161 Bay State Drive	P.O. Box 859208	For Confirmation
Braintree, MA 02185	Braintree, MA 02185-9208	By Telephone:
Attn: Corporate Actions	Attn: Corporate Actions	(781) 575-2332

*	For Eligible Institutions Only.

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the notice of guaranteed delivery may be directed to:

Red Oak Capital Partners, LLC

145 Fourth Avenue, Suite 15A

New York, NY 10003

(212) 614-8952

or

Email: dsandberg@redoakpartners.com

You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

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